Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 7, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Gerber Scientific, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2009.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Hartford, Connecticut
September 24, 2009